Exhibit 23.1

Consent of Independent Auditors

The Board of Trustees

Chesapeake Lodging Trust:

We consent to the incorporation by reference in the registration statement (No. 333-172310) on Form S-3 and in the registration statements (Nos. 333-172311 and 333-164537) on Form S-8 of Chesapeake Lodging Trust of our report dated December 15, 2011, with respect to the consolidated balance sheets of WTCC City Center Mezz V, LLC as of December 31, 2010 and 2009, and the related consolidated statements of operations, members’ capital, and cash flows for the years then ended, which report appears in the Form 8-K/A of Chesapeake Lodging Trust dated December 19, 2011.

/s/ KPMG LLP

Chicago, Illinois

December 19, 2011